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                                                                   EXHIBIT 23.4



February 10, 2003

Golden Star Resources
10579 Bradford Road, Suite 103
Littleton, CO 80127-4247 USA

         The undersigned, Mr. Dave Alexander and Mr. Mitchell Wasel, consent to the use of their names in the Registration Statement on Form S-3 (File No. 333-102225), as amended (the "Registration Statement") and any prospectuses thereto of Golden Star Resources Ltd. (the "Company") as they appear under the heading "Experts" and to the statements regarding them in the Prospectus dated February 10, 2003 pursuant to the Registration Statement.


Yours Sincerely,

/s/ Dave Alexander

Dave Alexander

/s/ Mitchell Wasel

Mitchell Wasel